Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

TEMPUS AI, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, $0.0001 par value per share, 2024 Equity Incentive Plan	Other(2)	7,430,000(3)	$37.00(2)	$274,910,000	0.00014760	$40,576.72

Total Offering Amounts				—	$274,910,000	—	$40,576.72

Total Fee Offsets				—	—	—	—

Net Fee Due				—	—	—	$40,576.72

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock (“Class A Common Stock”) of Tempus AI, Inc. (the “Registrant”) that become issuable under the Registrant’s 2024 Equity Incentive Plan (the “2024 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated on the basis of $37.00 per share (the “IPO Price”), which is the initial public offering price per share of the Registrant’s Class A Common Stock set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on June 17, 2024 pursuant to Rule 424(b) of the Securities Act.

(3)

Represents 7,430,000 shares of Class A Common Stock reserved for future grant under the 2024 Plan. The 2024 Plan also provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2024 Plan on January 1st of each year, commencing on January 1, 2025 and ending on (and including) January 1, 2034, in an amount equal to a number of shares of Class A Common Stock (the “Evergreen Increase”) such that the sum of (x) the remaining number of shares available under the 2024 Plan and (y) the Evergreen Increase is equal to 5% of the total number of shares of Class A Common Stock and Class B Common Stock outstanding on December 31 of the preceding year; provided, however, that the Registrant’s board of directors may act prior to January 1st of a given year to provide that the Evergreen Increase for such year will be a lesser number of shares of Class A Common Stock. This explanation is provided for information purposes only. The issuance of such additional shares is not being registered on this Registration Statement.